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                                                    EXHIBIT (10)R



                      McKESSON CORPORATION
                 1989 MANAGEMENT INCENTIVE PLAN














































                                     Amended as of March 30, 1994
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                      McKESSON CORPORATION
                 1989 MANAGEMENT INCENTIVE PLAN



     The name of this plan shall be the McKesson Corporation 1989 Management Incentive Plan. This Plan replaces in their entirety both the Company's Management Incentive Plan and its Performance Award Plan for Key Employees. This Plan is effective for fiscal years of the Company commencing on and after April 1, 1989.

A.   PURPOSE

     The purpose of the Plan is to attract, retain and motivate key employees by providing cash incentive awards to designated executive, managerial and professional employees of the Company, its subsidiaries and affiliates. The Plan is designed to link managers' interests more closely with the interests of the Company's shareholders.

     The Plan is established as a single incentive plan to reward designated executives, managers and professionals who contribute to shareholder value. Each Participant's award will take into account corporate performance as well as, where appropriate, his or her own business unit's performance. The Plan also provides that awards will reflect individual performance.

B.   ADMINISTRATION

     The Compensation Committee of the Board of Directors ("Committee") shall have full power and authority, subject to the provisions of the Plan, to review and approve the designation of Participants and to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held.

C.   PARTICIPATION

     1.   Eligibility - Executives, Managers and Professionals

          Only active employees of the Company, its subsidiaries or affiliates who are employed in an executive, managerial or professional capacity may be designated as Participants under the Plan.

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     2.   Designation and Removal of Participants

          No person shall be entitled to any award under this Plan for any Year unless he or she is so designated as a Participant for that Year. The Chief Executive Officer (CEO) of the Company and such other persons as the CEO may designate, shall recommend to the Committee employees (who may include such recommending persons) for selection as Participants. The Committee shall review and approve Plan Participants recommended by management from among those employees who are eligible to participate. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion.

     3.   Notice of Participation

          As soon as reasonably practicable, each person who is a Participant in the Plan for a Year will be notified.

D.   INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS

     1.   Targets, In General

          At the beginning of each Year, an Individual Target Award shall be established for each Participant. An Individual Target Award shall only be a target and the amount of the target may or may not be paid to the Participant. Establishment of an Individual Target Award for an employee for any Year shall not imply or require that an Individual Target Award be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than this target. As set forth in paragraph F4 below, the actual award may be as much as three times target or as low as zero for any Year. The establishment of an Individual Target Award for an employee shall not affect the right of the Company, its subsidiaries or affiliates to terminate, with or without cause, such employee's employment at any time.

     2.   Percentage of Base Salary

          Individual Target Awards shall be a percentage of the Participant's base salary reviewed and approved by the Committee in its sole discretion. It is contemplated that Individual Target Awards will vary by Company position and responsibility and shall range from 10% to 65% of base salary.

E.   BASIS OF AWARDS

     Awards will be based on contribution to shareholder value and individual performance. Contribution to shareholder value is the amount of profit earned on a shareholder's investment compared to the amount expected from investments of similar risk. Management of the Company will establish measures to calculate

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the shareholder value contribution for each segment of the
Company and review such measures periodically with the Committee for approval. The measures in use at the outset of this Plan for corporate officers and corporate staff are profit after-tax at specified levels of equity investment. The measures for the Company's units and sub-units will be profit before-tax at specified levels of capital investment or working capital.

     Awards may be based on performance against objectives for more than one segment of the Company. For example, awards for corporate management will be based on overall corporate performance against objectives, but awards for a unit's management may be based on a combination of corporate, unit and sub-unit performance against objectives.

     Individual performance of each Participant will also be measured and used in determining awards under this Plan.

F.   AWARD DETERMINATION

     1.   Award Determined by Committee

          After any Year for which an Individual Target Award is established for a Participant under this Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Year. The amount paid shall be the Individual Target Award adjusted to reflect both the Company's financial performance and the Participant's individual performance. All awards will be subject to the sole discretion of the Committee.

     2.   Financial Performance

          Individual Target Award amounts will be modified by achievement of financial objectives by the Company and relevant units and sub-units. Performance results against financial objectives shall be reviewed and approved by the Committee. The Committee may as a result of this review modify or change objectives or performance results for the Year as it determines to be necessary or appropriate to take into account changes during the year including, but not limited to, changes in accounting methods, acquisitions or divestitures, and unusual or non-recurring financial or other events.

     3.   Individual Performance

          Any Individual Target Award, adjusted to reflect financial performance, will be further adjusted with the review and approval of the Committee to give full weight to the Participant's individual performance during the Year.

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     4.   Overall Effect

          The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under this Plan to a Participant for any Year to as much as three times the Individual Target Award, and may reduce any amount payable to zero. All awards will be subject to the review and approval of the Committee in its sole discretion.

G.   ELECTION TO DEFER PAYMENT

     At the time established under the Company's Deferred Compensation Administration Plan ("DCAP"), any Participant who is eligible to participate in DCAP may irrevocably elect, in writing and in accordance with DCAP, to defer his or her award under this Plan so it is paid at the time and in the manner of, and subject to the terms and conditions provided by, DCAP. If an election to defer an award is not made, then any award under this Plan shall be paid in a single sum to the Participant as soon as reasonably practicable after the amount of the award is determined. Notwithstanding the above provisions, no amount shall be deferred for the Year under DCAP unless the actual award under this Plan for that Year is at least $5,000. No awards may be deferred by a Participant under DCAP unless he or she is an active employee of the Company as of the end of the Year.

H.   NO MANAGEMENT INCENTIVE FUND

     Awards paid under this Plan shall not be based on or payable from a "pool" or a "Management Incentive Fund".

I.   EMPLOYMENT AT YEAR END GENERALLY REQUIRED FOR AWARD

     No award shall be made to any Participant who is not an active employee of the Company or one of its subsidiaries or affiliates at the end of the Year; provided, however, that the Committee, in its sole and absolute discretion, may make pro-rata awards to Participants during a year in circumstances that Committee deems appropriate including, but not limited to, a Participant's death, disability, retirement or other termination of employment during such Year. Any such pro-rated awards shall be determined by the Committee in accordance with Section F above after taking into account the portion of the Year then completed.

J.   NONASSIGNMENT AND PARTICIPANTS ARE GENERAL CREDITORS

     The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law, except by designation of a beneficiary or beneficiaries to the extent allowed under the Company's DCAP.

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K.   AMENDMENT OR TERMINATION

     While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board of Directors to amend, suspend or terminate the Plan or adopt a new plan at any time; provided that no such amendment shall retroactively and adversely affect the payment of any award previously made. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

L.   DEFINITIONS

     "Company" means McKesson Corporation, a Delaware corporation.

     "Committee" means the Compensation Committee of the Board of Directors of McKesson Corporation.

     "Individual Target Award" means the target award established for each Participant under Article D.

     "Participants" mean those employees specifically designated as Participants for a Year under Article C.

     "Plan" means the McKesson Corporation 1989 Management
Incentive Plan.

     "Year" means the fiscal year of the Company.


     Executed as of March 30, 1994 in the City and County of San
Francisco.


McKESSON CORPORATION


By:  ____________________________________________________
     William A. Armstrong
     Vice President, Human Resources and Administration

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